Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2015, relating to the consolidated financial statements of Santander Consumer USA Holdings Inc. and subsidiaries, and the effectiveness of Santander Consumer USA Holdings Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Santander Consumer USA Holdings Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 2, 2015